401(k) Plan for Employees of New England
Business Service, Inc.

Independent Auditors' Report

Financial Statements
For the Period from June 25, 2000 through
December 31, 2000 and the Year Ended June
24, 2000
Supplemental Schedule
As of December 31, 2000

401(K) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

TABLE OF CONTENTS


                                                               Page

INDEPENDENT AUDITORS' REPORT                                    1

FINANCIAL STATEMENTS FOR THE PERIOD FROM JUNE 25, 2000 THROUGH
DECEMBER 31, 2000 AND THE YEAR ENDED JUNE 24, 2000.

 Statements of Net Assets Available for Benefits                2

 Statements of Changes in Net Assets Available for Benefits     3

 Notes to Financial Statements                                 4-7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2000:

 Schedule H, Part IV, Line 4i - Schedule of Assets Held for
Investment Purposes at End of Year                              8

Schedules required under the Employee Retirement Income Security
Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which the schedules are required.

INDEPENDENT AUDITORS' REPORT


401(k) Plan for Employees of
 New England Business Service, Inc.:

We have audited the accompanying statements of net assets available for benefits of the 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") as of December 31, 2000 (Note 1) and June 24, 2000, and the related statements of changes in net assets available for benefits for the period from June 25, 2000 through December 31, 2000 and for the year ended June 24, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2000 and June 24, 2000, and the changes in its net assets available for benefits for the period from June 25, 2000 through December 31, 2000 and the year ended June 24, 2000 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.
This schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2000 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

June 8, 2001

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2000 AND JUNE 24, 2000
--------------------------------------------------------------------
                                       December 31,       June 24,
                                           2000            2000
ASSETS:
 Investments, at fair value:
  Common/collective trust             $  8,345,408     $  8,201,940
  New England Business Service, Inc.
   common stock
   (748,526 shares as of
    December 31, 2000 and
    708,833 shares as of                13,660,600       11,519,349
    June 24, 2000)
  Mutual funds                          55,699,065       54,770,294
  Money market fund                        429,045          235,991
  Loans to participants                  2,166,481        2,223,846
                                     --------------   --------------

      Total investments, at             80,300,599       76,951,420
        fair value

Cash                                        10,151              670
Receivables:
  Pending trades                            69,779              -
  Accrued income                            43,018            2,099
  Employer contributions                    91,485           89,122
  Employee contributions                    91,064           85,758

                                     --------------   --------------

NET ASSETS AVAILABLE FOR BENEFITS     $ 80,606,096     $ 77,129,069
                                     --------------   --------------
                                     --------------   --------------

See notes to financial statements.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE PERIOD FROM JUNE 25, 2000 THROUGH DECEMBER 31, 2000 AND
THE YEAR ENDED JUNE 24, 2000
--------------------------------------------------------------------


                                       December 31,       June 24,
                                           2000            2000

ADDITIONS:
 Employee contributions             $   2,503,392    $   4,883,562
 Rollover contributions                   157,495          678,515
 Employer contributions                 2,620,374        5,165,555
 Net depreciation
  in fair value of investments         (1,020,777)      (3,801,511)
 Interest and dividend income           1,003,074        1,456,832
                                    --------------   --------------

       Total additions                  5,263,558        8,382,953
                                    --------------   --------------

DEDUCTIONS:
 Benefits paid to participants          1,764,311        5,070,186
 Administrative fees                       22,220           45,460
                                    --------------   --------------

       Total deductions                 1,786,531        5,115,646

                                    --------------   --------------


NET INCREASE                            3,477,027        3,267,307

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of year                     77,129,069       73,861,762
                                    --------------   --------------
 End of year                        $  80,606,096    $  77,129,069
                                    --------------   --------------
                                    --------------   --------------

See notes to financial statements.

401(K) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF THE PLAN

   The following brief description of the 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") provides general information only. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

   General Information - On October 26, 1984, the Plan Sponsor, New England Business Service, Inc. ("NEBS" or the "Company"), adopted a deferred profit-sharing and stock ownership plan. The Plan became effective as of June 30, 1984. On July 1, 1993, the Plan was amended to incorporate provisions of Section 401(k) of the Internal Revenue Code. The Plan is designed to allow eligible employees to accumulate savings for retirement in the Plan without paying income taxes until the monies are actually received. Employees may elect to defer receipt of a portion of their eligible pay by having such amounts paid into the Plan.
   If an employee chooses to defer payment of this eligible pay, the Company will make an additional contribution to the Plan on the employee's behalf. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Effective as of December 31, 2000, the Plan changed its year end from a 52-or 53-week year ending on the last Saturday in June to a calendar year end.

   Eligibility - Regular employees are eligible to participate in the Plan the first of the month following the date of hire. For nonregular employees (temporary employees), the employee must complete one year of eligible service (1,000 hours of service). Officers and directors of the Company who are full-time employees and meet the foregoing eligibility requirements are eligible for participation.

   Administration of the Plan - The Plan is administered by the NEBS Retirement Committee (the "Plan Committee"), whose members are appointed by the Board of Directors of the Company. The Trustee of the Plan is Wells Fargo Bank Minnesota, N.A. ("Wells Fargo"), acquiror of the former trustee, Norwest Bank Minnesota, N.A. Certain administrative costs of the Plan have been assumed by the Company.

   Company Contributions - When an employee makes a deferral, the Company will make a matching contribution of shares of its common stock. If the employee has less than five years of service, the matching contribution is equal in value to one-half of the amount of the deferral, but not to exceed 6% of the employee's eligible pay. If the employee has five years or more of service, the matching contribution is equal in value to 100% of the amount of the deferral, but not to exceed 6% of the employee's eligible pay. In addition, the Company contributes 3% of an employee's eligible pay in shares of common stock, to all employees who meet the minimum eligibility requirements.

   Employee Contributions - Eligible employees must complete a notice of election to defer receipt of a portion (in multiples of 1%) of their eligible pay as defined by the Plan. The deferral may not exceed 15% of a participant's eligible pay. A participant may change the rate of future deferrals through the Wells Fargo Benefits Helpline.

   Loans to Participants - Eligible participants may apply for and obtain a loan in an amount as defined in the Plan (not less than $1,000 and not to exceed the lesser of $50,000 or 50% of their vested balances). Effective as of July 1, 1999 the loans will bear an interest rate as determined, from time to time, by the Plan Committee as published in the Plan's loan policy statement. Prior to this, the loans had a market rate of interest equal to the prime lending rate plus two percentage points, as published in The Wall Street Journal. The loan must be for a nonrenewable term of no more than five years and repaid by regular payroll deductions. Payments of principal and interest are credited to the participant's account. Only one loan will be allowed to a participant at any given time. The loans are collateralized by 50% of the participant's vested account balance.

   Investment of Contributions - Company contributions are invested in Company common stock. Employee contributions are invested at the direction of the employee in any combination of the following: (1) Company common stock; (2) mutual funds selected by the Plan Committee; (3) common collective trust income investments such as investment contracts providing a guaranteed interest rate; and (4) any other investments subsequently authorized by the Plan Committee. Employees have the option to move the Company contribution from Company common stock to any of the other investment options at any time subsequent to the initial contributions. Dividends, interest and other distributions received in any fund with respect to any type of contribution are reinvested in the same fund. Employee contributions that have not been designated for a particular investment will be invested in the Norwest Stable Return common collective trust.

   Vesting - Participants are fully vested with respect to employee contributions. Company contributions made pursuant to the Plan subsequent to July 1, 1997 are vested 20% after completing one year of service, 50% after completing two years of service and 100% after completing three years of service. All Company contributions prior to July 1, 1997 are 100% vested.

   Forfeitures - Participants who withdraw from the Plan due to termination of employment will forfeit unvested Company contributions and related earnings. These forfeitures will be used to reduce future Company contributions. If within five years the participant is re-employed by the Company, the forfeitures will be reinstated to the participant.

   Withdrawals and Distributions - Contributions to the Plan from all sources, and earnings thereon, are generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments may be made in cash in a lump sum, in whole shares of Company common stock held in the employee's account in the Plan with the value of fractional shares paid in cash, or in installments for a period not exceeding the employee's life expectancy or the joint life expectancies of the employee and beneficiary, up to a maximum of 15 years. The form of distribution is elected in writing by the employee.

   Withdrawals prior to termination of employment are subject to certain limitations and restrictions.

   Participants' Accounts - An account is set up in the name of each participant to record employee and Company matching contributions made on the participant's behalf and other transactions that occur in connection with the employee's participation in the Plan. Each fiscal quarter, participants receive a statement of account, listing contributions, equivalent number of shares of Company common stock in the account and the market value of the investments in the account.

   Plan Amendment and Termination - The Company has the right to amend, suspend or terminate the Plan, but may not do so in a way which would divest a participant of accrued benefits. If the Plan is terminated, the Trustee will distribute the assets held in the Trust, after payment of expenses, in such a manner as the Plan Committee shall determine and as may be required by law.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Method of Accounting - The financial statements of the Plan are prepared on the accrual basis of accounting. Purchases and sales of securities are recorded on the trade-date basis.
   Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

   Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

   Investments - Investments are stated at fair value based on quoted market prices. Participant loans are recorded at cost which approximates fair value.

   Distributions to Participants - Distributions to participants are recorded when paid.

3. INVESTMENTS

   Investments that represent 5% or more of net assets available for benefits as of December 31, 2000 and June 24, 2000 are as follows:




                                         December 31,  June 24,
                                             2000        2000

    Norwest Stable Return Fund
    (common/collective trust)          $  8,345,408  $ 8,201,940
    Fidelity Contrafund                  16,162,212   17,661,899
    New England Business Service, Inc.
     common stock                        13,660,600   11,519,349
    Dodge & Cox Balanced Fund                     -    8,541,649
    Vanguard Institutional Index Fund    12,837,943   14,409,608
    Wells Fargo Small-Cap
     Opportunities Fund                   6,289,932    5,767,850
    American Euro-Pacific
     Growth Fund                          4,395,679    5,425,120
    Wells Fargo Growth Balanced Fund      9,321,159            -

   The Plan's investments (including gains and losses on investments bought and sold, as well as held, during the year) depreciated in value by $1,020,777 for the period June 25, 2000 through December 31, 2000 and depreciated by $3,801,511 for the year ended June 24, 2000 as follows:




                                         December 31,  June 24,
                                             2000        2000
   At fair value based on quoted
    market prices:
    Common/collective trust            $    260,279  $   539,287
    New England Business Service, Inc.
     common stock                         1,487,149   (8,571,551)
    Mutual funds                         (2,768,205)   4,230,753
                                        ------------  ------------
    Total                              $ (1,020,777) $(3,801,511)
                                        ------------  ------------
                                        ------------  ------------







4. TAX STATUS OF THE PLAN

   The Plan obtained its latest determination letter on February 12, 1996 in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code (the "Code"). The Plan has subsequently been amended; however, the plan administrator believes that the Plan is currently designed and being operated in compliance with applicable requirements of the Code. Accordingly, no provision for income taxes has been included in these financial statements.

5. RELATED-PARTY TRANSACTIONS

   Certain plan investments are shares of mutual funds managed by Wells Fargo and Norwest (a subsidiary of Wells Fargo). Wells Fargo is the Trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid to Wells Fargo for the investment management services amounted to $22,220 for the period from June 25, 2000 through December 31, 2000.



6. NONPARTICIPANT-DIRECTED INVESTMENTS

   At December 31, 2000 and June 24, 2000, the Plan had loans to participants in the amount of $2,166,481 and $2,223,846, respectively. The amount of interest income on loans for the period June 25, 2000 through December 31, 2000 and for the year ended June 24, 2000 was $109,504 and $204,840, respectively. Additionally, the Plan requires Company contributions to be initially invested within the Company's common stock. The activity within the Company's common stock investment (including activity for the money market fund) for the period June 25, 2000 through December 31, 2000 and for the year ended June 24, 2000 was as follows:

                                       December 31,      June 24,
                                           2000           2000

    Contributions                      $ 2,742,684   $ 5,467,698
    Net depreciation in fair value
     of investments                     (1,487,149)   (8,571,551)
    Interest and dividend income           301,641       508,276
    Benefits paid to participants          379,208       704,194






                            * * * * * *

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


Schedule H, Line 4I - Schedule of Assets Held For Investment Purposes At End of
Year December 31, 2000
--------------------------------------------------------------------

a)  b)Identity of Issue  c)Description of Investment  d)Cost   e)Value

Participant directed investments:

*   Norwest              Stable Return Fund           $ -      $ 8,345,408

    Fidelity             Contrafund                     -       16,162,212

*   Wells Fargo          Strategic Income Fund          -        3,036,377

    PIMCO                Total Return Fund              -          245,680

    Vanguard             Institutional Index Fund       -       12,837,943

*   Wells Fargo          Small-Cap Opportunities Fund   -        6,289,932

    American             Euro-Pacific Growth Fund       -        4,395,679

*   Wells Fargo          Moderate Balanced Fund         -          252,308

*   Wells Fargo          Growth Balanced Fund           -        9,321,159

*   Wells Fargo          Aggressive Balanced Fund       -          682,550

*   Wells Fargo          Diversified Equity Fund        -          249,027

*   Wells Fargo          Large Company Growth Fund      -          655,314

    Dreyfus              Founders Discovery Fund        -          723,497

    Federated            Stock Fund                                 94,702

    Berger               Small Cap Value Fund           -          645,686

    T. Rowe Price        Emerging Markets Stock Fund    -          106,999

                                                                -----------

    Total participant directed investments                      64,044,473

                                                                -----------

Nonparticipant-directed investments:


*   Participant loans    Maturity dates ranging from    -        2,166,481
                         one to five years at
                         varying interest rates

*   New England
    Business              Common Stock,
    Service, Inc.          748,526 shares          18,394,840   13,660,600

*   Wells Fargo          Money Market Fund            429,045      429,045

                                                               -----------
    Total nonparticipant directed investments                   16,256,126
                                                               -----------
    TOTAL INVESTMENTS                                          $80,300,599
                                                                -----------
                                                                -----------

* Represents party-in-interest.